Amerityre Issues Update on FMVSS Testing for Run-Flat Tires

Also provides operational updates on several technology initiatives

Boulder City, Nevada (January 17, 2007) – Amerityre Corporation (NASDAQ: AMTY), a leading developer of polyurethane elastomer tire technologies, today announced that it has successfully completed significant portions of the pending FMVSS 139 safety standard testing on its Arcus® run-flat tire design.

Successfully completed components of the testing to date include bead unseating, tire strength and the strenuous high speed component.  The Company is now working on the remaining endurance component of the testing protocol and management believes that it is on track to complete that testing successfully.  “Passing FMVSS testing on the run-flat passenger car tire design is a high priority for our company and serves as the foundation for completing our development of the run-flat trailer tire,” commented Richard A Steinke, Amerityre’s founder, Chairman and Chief Executive Officer.

“Over the past few months Richard and the rest of the Amerityre team have made steady progress on several projects that are key to Amerityre’s business prospects, including the significant progress on the FMVSS 139 testing the Company is announcing today” commented Ken Johnsen, a member of the Company’s Board of Directors.

“Since we signed a license agreement in September 2006 with Qingdao Qizhou Rubber Company, Qingdao has begun construction of its facility to begin using our polyurethane elastomer material to start retreading off-the-road (OTR) tires,” Mr. Steinke reported.  “Dr. Gary Benninger, our Chief Operating Officer, is currently in China inspecting Qingdao’s progress and gaining insight for future retreading facilities that could potentially be built elsewhere. The construction of the Qingdao Qizhou facility is expected to be completed this year and will give Amerityre access to large OTR retreads for conducting trials with other customers, such as Phelps-Dodge pursuant to our development arrangement with them.  We are hopeful that the Qingdao project will create incentives for others to build similar plants, obviating the need for Amerityre to build its own plant in North America.  We continue to talk with other companies regarding retreading opportunities and look forward to pursuing those opportunities with them,” said Mr. Steinke.

“Our test work on using our polyurethane elastomer material for specialty tires with a major specialty tire manufacturer continues,” said Mr. Steinke.  “We are benchmarking the performance characteristics of our proprietary polyurethane materials and evaluating specific commercial applications in which the materials can serve as a replacement for rubber.  Additional work and testing remain, but we are pleased with the performance characteristics of the material.”

“Our testing of our polyurethane elastomer material for glass encapsulation also continues,” Mr. Steinke commented.  “After having achieved positive test results for our material in weatherization testing, we are now in a similar testing program with a major chemical supplier to determine a broader range of performance characteristic so the material can be specified for use in certain automotive glass applications.”

“We have also begun discussions with a major foreign conglomerate regarding a potential business arrangement for the production of automobile tires in a range of popular sizes,” Mr. Johnsen commented.  “We have received sample tire sizes from them and expect to send them several prototype samples of our innovative Arcus® run-flat prototypes for them to test and evaluate in the next several weeks. Following their evaluation, we expect to conduct further discussions.  Although testing and negotiating remain to be done, if a business arrangement comes to fruition, it could represent a very substantial opportunity for our passenger car tire technology in the global markets.”

The Company believes that revenues from sales of the Company’s closed-cell polyurethane foam tire products will continue to trend upward at margins consistent with the Company’s September 30, 2006 quarterly results. The Company’s Board of Directors recently authorized the appropriation of additional resources to strengthen and expand the Company’s sales and marketing efforts for tires and to introduce a polyurethane foam tire fill material.

“Our company is working to effectuate a paradigm shift from rubber and other materials to our polyurethane materials and manufacturing technologies.  We have developed the technology to enable the shift and are working to gain momentum. We believe that we are on the right track and are operating in a manner consistent with the milestones and objectives laid out for our shareholders at our annual meeting in December,” said Mr. Steinke.

About Amerityre

Amerityre is actively engaged in the development of revolutionary new polyurethane elastomer tire technologies. Amerityre is commercializing its technologies through licensing agreements with strategic partners, co-development projects and the sale of equipment and its proprietary chemical formulations.

For more information on Amerityre, visit its website at www.amerityre.com

This release may contain statements that are forward-looking. Such statements, including those related to the prospects for and/or the benefits of Amerityre’s technology, materials, license and/or development agreements are made based upon current expectations that are subject to risks and uncertainties. Such risks and uncertainties include the factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2006, as well as Forms 10-Q and other filings with the Securities and Exchange Commission. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.

Company Contact:

David P. Martin

dpmartin@amerityre.com

(702) 293-1930 x121

CCG Contact:

Sean Collins, Senior Partner

CCG Investor Relations and Strategic Communications

(310) 477-9800

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